Exhibit 1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and any subsequent amendments thereto, and have duly executed this joint filing agreement as of the date set forth below.

Date: July 19, 2021

FTV V, L.P.

By:	FTV Management V, L.L.C.
Its:	General Partner

By:	/s/ David Haynes
Name: David Haynes
Title: Managing Member

FTV Management V, L.L.C.

By:	/s/ David Haynes
Name: David Haynes
Title: Managing Member